news release

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PST
FEBRUARY 1, 2019

Chevron Reports Fourth Quarter Net Income of $3.7 Billion,
Annual Earnings of $14.8 Billion

•	Record annual net oil-equivalent production of 2.93 million barrels per day,
7 percent higher than a year earlier; 4 to 7 percent growth targeted for 2019

•	Reserves replacement of 136 percent

•	Dividend increase of $0.07 per share

•	Share repurchases of $1.0 billion in fourth quarter

San Ramon, Calif., Feb. 1, 2019 – Chevron Corporation (NYSE: CVX) today reported earnings of $3.7 billion ($1.95 per share - diluted) for fourth quarter 2018, compared with $3.1 billion ($1.64 per share - diluted) in the fourth quarter of 2017, which included $2.02 billion in tax benefits related to U.S. tax reform. Included in the current quarter was an asset write-off totaling $270 million. Foreign currency effects increased earnings in the 2018 fourth quarter by $268 million.
Full-year 2018 earnings were $14.8 billion ($7.74 per share - diluted), compared with $9.2 billion ($4.85 per share - diluted) in 2017. Included in 2018 were impairments and other charges of $1.59 billion and a gain on an asset sale of $350 million. Foreign currency effects increased earnings in 2018 by $611 million.
Sales and other operating revenues in fourth quarter 2018 were $40 billion, compared to $36 billion in the year-ago period.
Earnings Summary

	Fourth Quarter		Year
Millions of dollars	2018	2017	2018	2017
Earnings by business segment
Upstream	$3,290	$5,291	$13,316	$8,150
Downstream	859	1,279	3,798	5,214
All Other	(419)	(3,459)	(2,290)	(4,169)
Total (1)(2)	$3,730	$3,111	$14,824	$9,195
(1) Includes foreign currency effects	$268	$(96)	$611	$(446)
(2) Net income attributable to Chevron Corporation (See Attachment 1)
“Financial and operational results were strong in 2018,” said Michael K. Wirth, Chevron’s chairman of the board and chief executive officer. “Earnings and cash flow continued to grow, and we delivered on all of our financial priorities. We increased the dividend, funded an attractive capital program, strengthened the balance sheet and returned surplus cash to our shareholders. During the second half of the year we repurchased $1.75 billion of the company’s stock, and earlier this week we announced a quarterly dividend increase of $0.07 per share.”
“We reached significant milestones with upstream major capital projects in 2018, including the start-up of Wheatstone Train Two, our fifth operated LNG train in Australia,” Wirth added. “We also continued the ramp-up of the Permian Basin in Texas and New Mexico, started
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production from the Big Foot Project in the Gulf of Mexico, and continued to progress our Future Growth Project at the company’s 50 percent-owned affiliate, Tengizchevroil, in Kazakhstan.”
“Our net oil-equivalent production grew more than 7 percent in 2018 to a record 2.93 million barrels per day. We expect that 2019 production will continue to grow by 4 to 7 percent, excluding the impact of asset sales,” Wirth commented.
The company added approximately 1.46 billion barrels of net oil-equivalent proved reserves in 2018. These additions, which are subject to final reviews, equate to approximately 136 percent of net oil-equivalent production for the year. The largest additions were from the Permian Basin in the United States and the LNG Projects in Australia. The company will provide additional details relating to 2018 reserve additions in its Annual Report on Form 10-K scheduled for filing with the SEC on February 22, 2019.
“Downstream project milestones included the start-up of a new hydrogen train at the Richmond Refinery, as well as the start-up and quick ramp-up of the ethane cracker at the Chevron Phillips’ Cedar Bayou plant,” Wirth added. “We also expanded our new retail marketing network in Mexico to over 100 service stations.”
In late January, the company announced that it has signed an agreement to acquire a 110,000 barrels per day refinery located in Pasadena, Texas.
At year-end, balances of cash, cash equivalents, time deposits and marketable securities totaled $10.3 billion, an increase of $5.5 billion from the end of 2017. Total debt at December 31, 2018 stood at $34.5 billion, a decrease of $4.3 billion from a year earlier.

UPSTREAM
Worldwide net oil-equivalent production was 3.08 million barrels per day in fourth quarter 2018, compared with 2.74 million barrels per day from a year ago. Net oil-equivalent production for the full year 2018 was 2.93 million barrels per day, compared with 2.73 million barrels per day from the prior year.

U.S. Upstream

	Fourth Quarter		Year
Millions of dollars	2018	2017	2018	2017
Earnings	$964	$3,688	$3,278	$3,640
U.S. upstream operations earned $964 million in fourth quarter 2018, compared with $3.69 billion a year earlier. The decrease was primarily due to the absence of the prior year benefit of $3.33 billion from U.S. tax reform, partially offset by higher crude oil production and realizations.
The company’s average sales price per barrel of crude oil and natural gas liquids was $56 in fourth quarter 2018, up from $50 a year earlier. The average sales price of natural gas was $2.01 per thousand cubic feet in fourth quarter 2018, up from $1.86 in last year’s fourth quarter.
Net oil-equivalent production of 858,000 barrels per day in fourth quarter 2018 was up 187,000 barrels per day from a year earlier. Production increases from shale and tight properties in the Permian Basin in Texas and New Mexico and base business in the Gulf of Mexico were partially offset by normal field declines and the impact of asset sales of 17,000 barrels per day. The net liquids component of oil-equivalent production in fourth quarter 2018 increased 30 percent to 674,000 barrels per day, while net natural gas production increased 20 percent to 1.10 billion cubic feet per day.

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International Upstream

	Fourth Quarter		Year
Millions of dollars	2018	2017	2018	2017
Earnings*	$2,326	$1,603	$10,038	$4,510
*Includes foreign currency effects	$250	$(14)	$545	$(456)
International upstream operations earned $2.33 billion in fourth quarter 2018, compared with $1.60 billion a year ago. The increase in earnings was mainly due to higher natural gas sales volumes and prices partially offset by higher depreciation expenses from higher production volumes and an asset write-off. Foreign currency effects had a favorable impact on earnings of $264 million between periods.
The average sales price for crude oil and natural gas liquids in fourth quarter 2018 was $59 per barrel, up from $57 a year earlier. The average sales price of natural gas was $6.81 per thousand cubic feet in the quarter, compared with $4.93 in last year’s fourth quarter.
Net oil-equivalent production of 2.23 million barrels per day in fourth quarter 2018 was up 156,000 barrels per day from a year earlier. Production increases from major capital projects, primarily Wheatstone and Gorgon in Australia, were partially offset by normal field declines and production entitlement effects. The net liquids component of oil-equivalent production decreased 1 percent to 1.19 million barrels per day in the 2018 fourth quarter, while net natural gas production increased 19 percent to 6.23 billion cubic feet per day.

DOWNSTREAM

U.S. Downstream

	Fourth Quarter		Year
Millions of dollars	2018	2017	2018	2017
Earnings	$256	$1,195	$2,103	$2,938
U.S. downstream operations earned $256 million in fourth quarter 2018, compared with earnings of $1.20 billion a year earlier. The decrease was primarily due to the absence of the prior year benefit of $1.16 billion from U.S. tax reform and higher operating expenses, partially offset by higher margins on refined product sales.
Refinery crude oil input in fourth quarter 2018 increased 10 percent to 918,000 barrels per day from the year-ago period, primarily due to the absence of turnarounds at the El Segundo, California refinery and the absence of impacts from Hurricane Nate at the Pascagoula, Mississippi refinery. Refined product sales of 1.21 million barrels per day were up 3 percent from fourth quarter 2017.

International Downstream

	Fourth Quarter		Year
Millions of dollars	2018	2017	2018	2017
Earnings*	$603	$84	$1,695	$2,276
*Includes foreign currency effects	$23	$(62)	$71	$(90)
International downstream operations earned $603 million in fourth quarter 2018, compared with $84 million a year earlier. The increase in earnings was largely due to higher margins on refined product sales. Foreign currency effects had a favorable impact on earnings of $85 million between periods.

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Refinery crude oil input of 665,000 barrels per day in fourth quarter 2018 decreased
96,000 barrels per day from the year-ago period, mainly due to the sale of the company’s interest in the Cape Town Refinery in third quarter 2018 and crude unit maintenance at the Singapore Refining Company.
Total refined product sales of 1.40 million barrels per day in fourth quarter 2018 were down 8 percent from the year-ago period, primarily due to the sale of the southern Africa refining and marketing business in third quarter 2018.

ALL OTHER

	Fourth Quarter		Year
Millions of dollars	2018	2017	2018	2017
Net Charges*	$(419)	$(3,459)	$(2,290)	$(4,169)
*Includes foreign currency effects	$(5)	$(20)	$(5)	$100
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net charges in fourth quarter 2018 were $419 million, compared with $3.46 billion in the year-ago period. The change between periods was mainly due to the absence of a prior year tax charge of $2.47 billion related to U.S. tax reform and the absence of a reclamation related charge for a former mining asset. Foreign currency effects had a favorable impact on earnings of $15 million between periods.

CASH FLOW FROM OPERATIONS
Cash flow from operations in 2018 was $30.6 billion, compared with $20.3 billion in 2017. Excluding working capital effects, cash flow from operations in 2018 was $31.3 billion, compared with $19.8 billion in 2017 period. The 2017 results were retrospectively adjusted to conform to new accounting standards that became effective for the company in first quarter 2018.

CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in 2018 were $20.1 billion, compared with $18.8 billion in 2017. The amounts included $5.7 billion in 2018 and $4.7 billion in 2017 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 88 percent of the companywide total in 2018.

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NOTICE
Chevron’s discussion of fourth quarter 2018 earnings with security analysts will take place on Friday, February 1, 2019, at 8:00 a.m. PST. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Additional financial and operating information and other complementary materials will be available under “Events and Presentations” in the “Investors” section on the Chevron website.

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As used in this news release, the term “Chevron” and such terms as “the company,” “the corporation,” “our,” “we,” “us” and “its” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.
CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This news release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” ”guidance,” “focus,” “on schedule,” “on track,” "is slated,” “goals,” “objectives,” “strategies,” “opportunities,” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemicals margins; the company's ability to realize anticipated cost savings and expenditure reductions; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of the company's suppliers, vendors, partners and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats and terrorist acts, crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries, or other natural or human causes beyond the company’s control; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic and political conditions; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, tariffs, sanctions, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt markets; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company's ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 19 through 22 of the company’s 2017 Annual Report on Form 10-K. Other unpredictable or unknown factors not discussed in this news release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)
(unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended December 31		Year Ended December 31
REVENUES AND OTHER INCOME	2018	2017	2018	2017

Sales and other operating revenues (1)	$40,338	$36,381	$158,902	$134,674
Income from equity affiliates	1,642	936	6,327	4,438
Other income	372	299	1,110	2,610
Total Revenues and Other Income	42,352	37,616	166,339	141,722
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	23,920	21,158	94,578	75,765
Operating, selling, general and administrative expenses (2)	6,725	6,368	24,382	23,237
Exploration expenses	250	356	1,210	864
Depreciation, depletion and amortization	5,252	4,735	19,419	19,349
Taxes other than on income (1)	901	3,182	4,867	12,331
Interest and debt expense	190	173	748	307
Other components of net periodic benefit costs (2)	216	163	560	648
Total Costs and Other Deductions	37,454	36,135	145,764	132,501
Income Before Income Tax Expense	4,898	1,481	20,575	9,221
Income tax expense (benefit)	1,175	(1,637)	5,715	(48)
Net Income	3,723	3,118	14,860	9,269
Less: Net income (loss) attributable to noncontrolling interests	(7)	7	36	74
NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$3,730	$3,111	$14,824	$9,195

PER-SHARE OF COMMON STOCK
Net Income Attributable to Chevron Corporation
- Basic	$1.97	$1.65	$7.81	$4.88
- Diluted	$1.95	$1.64	$7.74	$4.85

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,893,405	1,888,199	1,897,623	1,882,834
- Diluted	1,906,823	1,906,146	1,914,107	1,897,633

(1) The three-month and twelve-month comparative periods ended December 31, 2017, include excise, value-added and similar taxes of $1,874 million and $7,189 million, respectively, collected on behalf of third parties. Beginning in 2018, these taxes are netted in "Taxes other than on income"
in accordance with Accounting Standards Update ("ASU") 2014-09.
(2) 2017 adjusted to conform to ASU 2017-07 - Employee Compensation (Topic 715).

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended December 31		Year Ended December 31
	2018	2017	2018	2017
Upstream
United States	$964	$3,688	$3,278	$3,640
International	2,326	1,603	10,038	4,510
Total Upstream	3,290	5,291	13,316	8,150
Downstream
United States	256	1,195	2,103	2,938
International	603	84	1,695	2,276
Total Downstream	859	1,279	3,798	5,214
All Other (1)	(419)	(3,459)	(2,290)	(4,169)
Total (2)	$3,730	$3,111	$14,824	$9,195

SELECTED BALANCE SHEET ACCOUNT DATA (Preliminary)	Dec. 31, 2018	Dec. 31, 2017
Cash and Cash Equivalents	$9,342	$4,813
Time Deposits	$950	$—
Marketable Securities	$53	$9
Total Assets	$253,863	$253,806
Total Debt	$34,459	$38,763
Total Chevron Corporation Stockholders' Equity	$154,554	$148,124

	Three Months Ended December 31		Year Ended December 31
CAPITAL AND EXPLORATORY EXPENDITURES (3)	2018	2017	2018	2017
United States
Upstream	$1,962	$1,739	$7,128	$5,145
Downstream	427	607	1,582	1,656
Other	87	107	243	239
Total United States	2,476	2,453	8,953	7,040
International
Upstream	3,005	2,742	10,529	11,243
Downstream	270	237	611	534
Other	10	3	13	4
Total International	3,285	2,982	11,153	11,781
Worldwide	$5,761	$5,435	$20,106	$18,821
(1) Includes worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
(2) Net Income Attributable to Chevron Corporation (See Attachment 1).
(3) Includes interest in affiliates:
United States	$84	$269	$302	$745
International	1,517	1,222	5,414	3,998
Total	$1,601	$1,491	$5,716	$4,743

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3
(Billions of Dollars)
(unaudited)

SUMMARIZED STATEMENT OF CASH FLOWS (Preliminary)(1)
	Year Ended December 31
OPERATING ACTIVITIES	2018	2017
Net Income	$14.9	$9.3
Adjustments
Depreciation, depletion and amortization	19.4	19.3
Distributions less than income from equity affiliates	(3.6)	(2.4)
Net before-tax gains on asset retirements and sales	(0.6)	(2.2)
Deferred income tax provision	1.1	(3.2)
Net decrease (increase) in operating working capital	(0.7)	0.5
Other operating activity	0.1	(1.0)
Net Cash Provided by Operating Activities	$30.6	$20.3
INVESTING ACTIVITIES
Capital expenditures	(13.8)	(13.4)
Proceeds and deposits related to asset sales and returns of investment	2.4	5.1
Other investing activity(2)	(0.9)	—
Net Cash Used for Investing Activities	$(12.3)	$(8.3)
FINANCING ACTIVITIES
Net change in debt	(4.5)	(7.5)
Cash dividends — common stock	(8.5)	(8.1)
Other financing activity	(0.7)	1.0
Net Cash Used for Financing Activities	$(13.7)	$(14.6)

Effect of Exchange Rate Changes on Cash, Cash Equivalents and Restricted Cash	$(0.1)	$0.1
Net Change in Cash, Cash Equivalents and Restricted Cash	$4.5	$(2.5)
(1) 2017 adjusted to conform to ASUs 2016-15 and 2016-18 - Statement of Cash Flow (Topic 230).
(2) Primarily purchases of time deposits with maturities in excess of 90 days.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 4

OPERATING STATISTICS (1)	Three Months Ended December 31		Year Ended December 31
NET LIQUIDS PRODUCTION (MB/D): (2)	2018	2017	2018	2017
United States	674	518	618	519
International	1,188	1,195	1,164	1,204
Worldwide	1,862	1,713	1,782	1,723
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,101	920	1,034	970
International	6,227	5,242	5,855	5,062
Worldwide	7,328	6,162	6,889	6,032
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	858	671	791	681
International	2,225	2,069	2,139	2,047
Worldwide	3,083	2,740	2,930	2,728
SALES OF NATURAL GAS (MMCF/D):
United States	3,891	3,456	3,481	3,331
International	6,271	5,270	5,604	5,081
Worldwide	10,162	8,726	9,085	8,412
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	203	129	184	139
International	95	90	96	93
Worldwide	298	219	280	232
SALES OF REFINED PRODUCTS (MB/D):
United States	1,211	1,172	1,218	1,197
International (5)	1,400	1,518	1,437	1,493
Worldwide	2,611	2,690	2,655	2,690
REFINERY INPUT (MB/D):
United States	918	834	905	901
International	665	761	706	760
Worldwide	1,583	1,595	1,611	1,661

(1) Includes interest in affiliates.
(2) Includes net production of synthetic oil:
Canada	55	49	53	51
Venezuela Affiliate	24	23	24	28
(3) Includes natural gas consumed in operations (MMCF/D):
United States	35	35	35	37
International	629	545	584	528
(4)    Oil-equivalent production is the sum of net liquids production, net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	383	385	373	366